Exhibit 99.1

Medis Technologies Ltd.
January 12, 2006


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CONTACT:                        -OR-           INVESTOR RELATIONS COUNSEL:
Medis Technologies Ltd.                        The Equity Group Inc.
Robert K. Lifton                               Adam Prior       (212) 836-9606
Chairman & CEO                                 Devin Sullivan   (212) 836-9608
(212) 935-8484

                              FOR IMMEDIATE RELEASE

                          MEDIS TECHNOLOGIES ANNOUNCES
                  NEW DEVELOPMENT IN CELLSCAN SYSTEM CAPABILITY

                Plans to Establish CellScan as a Separate Company

New York, NY - January 12, 2006 - Medis Technologies Ltd. (NASDAQ:MDTL) announced today that its scientists have achieved a breakthrough in the use of the CellScan System, allowing much longer survival of cells and the opportunity for their measurement. This breakthrough paves the way to important contributions in various areas of cancer research, including in the cutting edge research area of cancer stem cells, as well as providing a significant new tool in drug development. Medis has developed a new proprietary version of the CellScan Cell Carriers which hold up to ten thousand individual cells, particularly in providing various new coatings of the Cell Carriers. The new Cell Carrier allows the cells to survive and be measured for over 48 hours, which provides an opportunity for measuring the reaction of different cells and separating out those cells whose reaction warrants further stimulation or study, including testing the efficacy of drugs on those cells. To Medis' knowledge, this ability to repeatedly measure the reaction of individual living cells by their fluorescence intensity and polarization over such an extended period of time has not been available to the scientific and medical communities until now with the CellScan. Medis is in the process of filing patent applications for this new Cell Carrier development.

"This new capability adds a valuable new dimension to the functions of the CellScan System," said Robert K. Lifton, Chairman and CEO of Medis Technologies. "We expect it to be an important tool for all institutions doing research on cancer stem cells and other human cells where a longer cell life on the grid will provide increased opportunity for selecting specific cells for focus. We also believe that it offers a new opportunity for drug development that was not available till now.

"The CellScan already has demonstrated the potential of helping cancer patients by allowing individualized chemotherapy; enabling the doctor to test the proposed chemotherapy on the patient's own cancer. The CellScan assay is based on measuring changes in the degree of fluorescence intensity and polarization that occur upon exposure of cancer cells to drugs on Medis' patented Cell Carrier. Using this technique, makes it possible to determine whether human cancer cells derived from fresh human biopsies are sensitive or resistant to a given anti-cancer drug, and accordingly provides the possibility of `designer'

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chemotherapeutic  regimens for the patient.  This method should be  particularly appealing to the medical oncologist, who together with his patient can maximize `tumor cell kill' while avoiding side effects of ineffective drugs. Thus, the CellScan method can reduce unnecessary suffering on the part of the cancer patient, as well as the significant costs of chemotherapy administered on the traditional `trial-and-error' basis.

"A third capability of the CellScan is to test the efficacy of a patient's immune system through stimulation of the T lymphocyte cells (CD4 and CD8 cells). This kind of test is frequently used before transplants or other procedures affecting the immune system. With our attorneys we are preparing to submit an application to the FDA for 510k instrumentation certification of the CellScan for this use. We are completing agreements with major United States cancer centers to carry out these tests and our aim is to be able to submit the results to the FDA by the end of 2006."

Plans to Establish a Separate CellScan Company

"Now that we have achieved these capabilities for the CellScan, we are moving forward with a program for commercializing it through relationships with clinical laboratories and medical centers," continued Mr. Lifton. "In parallel, we have decided that the best way to enhance value for our shareholders is to separate the CellScan into a distinct company. This new entity is called `Cell Kinetics Ltd.' We are in the process of interviewing talented executives for the position of CEO of Cell Kinetics Ltd. and we expect to fill that position in the near future. At the same time, we have begun to discuss with financing sources, initial financing for Cell Kinetics Ltd., separate from Medis, so that it can stand on its own financial legs. We are looking for ways to create the most value for the shareholders of Medis, which may include selling shares of Cell Kinetics or spinning shares off to the shareholders of Medis or some other way of realizing value.

"We will continue to advise about the status of this program."

Medis Technologies' primary focus is on direct liquid fuel cell technology. Its business strategy is to sell its products to end users through retail outlets and service providers. Medis has also developed the CellScan with many potential applications relating to disease diagnostics and chemo sensitivity.
Additionally, Medis' product pipeline includes other technologies, in varying stages of development.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risk and uncertainties, including, but not limited to, the successful completion of product development, the success of product tests, commercialization risks, availability of financing and results of financing efforts. Further information regarding these and other risks is described from time to time in the Company's filings with the SEC.

This press release is available on Medis' web site at www.medistechnologies.com.


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